Exhibit 99.1

For immediate release	For More Information: F. Scott Dueser, Executive Chairman 325.627.7155

First Financial Bankshares, Inc., First Financial Bank Announce Promotion of David Bailey to CEO

ABILENE, Texas, January 28, 2026 /PRNewswire/ -- The Boards of Directors of First Financial Bankshares, Inc. (“First Financial”) (NASDAQ: FFIN), and First Financial Bank (the “Bank” and together with First Financial, the “Company”, “we”, “us”, or “our”) has announced the promotion of David Bailey to CEO of both entities. The position was previously held by F. Scott Dueser, who will continue to serve as Executive Chairman of the Boards.

“The First Financial board of directors and I are pleased to announce the promotion of David Bailey, who will now serve as President and CEO of First Financial Bankshares and First Financial Bank,” said F. Scott Dueser, Executive Chairman of the Board. “David has been with the Company for over 22 years and is extremely qualified to lead the Company with his deep knowledge of the industry, his commitment for Excellence and Customer Service, history of rising through the ranks from a teller’s position to President and now CEO, his vision to grow the Company well into the future, and his commitment to make sure the Company continues to be one of the top rated banks in the country. I have committed through a transition and retirement agreement to stay on as Executive Chairman through the 2028 Annual Meeting. This will allow David and me to continue to work together for a smooth transition in accordance with the Company’s ongoing management succession plan.”

David Bailey started as a teller at the Bank and in recognition of his excellence and commitment to the Company progressed steadily to become President and CEO of the Eastland Division and later, Executive Vice President, Head of Commercial Banking for the Company and then Executive Vice President, Chief Banking Officer, where he oversaw all lending and treasury management functions, while also serving as Co-Chair of the Service Improvement Team.

He is a graduate of McMurry University, FFIN University, and Southwest Graduate School of Banking at SMU. David presently serves as First Vice Chair of the board of trustees for McMurry University, Secretary/Treasurer of the Abilene Chamber of Commerce, Executive Board Member of the Hendrick Medical Center Foundation, and Chair Elect of the Board of the Abilene Philharmonic Orchestra. Previously, he served on multiple boards in Eastland County and has actively served his church in numerous volunteer positions.

About First Financial Bank

First Financial Bank is a wholly owned subsidiary of First Financial Bankshares, Inc. (NASDAQ: FFIN). Headquartered in Abilene, Texas, First Financial Bankshares, Inc. is a financial holding company that through its subsidiary, First Financial Bank, operates multiple banking regions with 79 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, College Station, Cisco, Cleburne, Clyde, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Franklin, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust & Asset Management Company, with nine locations, and First Technology Services, Inc., a technology operating company.